Exhibit 99.2

LogicBio Therapeutics Appoints Mark Enyedy to its Board of Directors

CAMBRIDGE, Mass., March 16, 2020 – LogicBio Therapeutics, Inc. (Nasdaq:LOGC), a genome editing company focused on developing medicines to durably treat rare diseases in pediatric patients, today announced that Mark Enyedy has been appointed to its Board of Directors, effective as of March 17, 2020. Mr. Enyedy, who brings over 25 years of deep experience in biotech management, strategy, and corporate development, currently serves as President and Chief Executive Officer of Immunogen, Inc. Tomer Kariv, Esq., co-founder and Chief Executive Officer of Pontifax, is stepping down due to time commitments relating to his other business obligations after serving as a member of the Board of Directors since June 2017.

“We look forward to benefiting from Mark’s extensive general management, business development, and legal experience in the life science industry as we continue the development of our product candidates,” said Fred Chereau, CEO of LogicBio. “We are also deeply grateful for Tomer’s innumerable contributions in advising LogicBio during a period of rapid growth.”

“LogicBio’s mission of bringing genetic medicines to children with rare diseases fits nicely with my passion to bring hope and improve outcomes for patients with high unmet need. I look forward to partnering closely with Fred, the members of the Board, and the leadership team in building on the strong foundation LogicBio has established,” Mr. Enyedy said.

Mark Enyedy has served as President and Chief Executive Officer of lmmunoGen since 2016. Prior to joining ImmunoGen, he served in various executive capacities at Shire PLC from 2013 to 2016, including as Executive Vice President and Head of Corporate Development from 2014 to 2016, where he led Shire’s strategy, M&A, and corporate planning functions and provided commercial oversight of Shire’s pre-Phase 3 portfolio. Prior to joining Shire, he served as Chief Executive Officer and a director of Proteostasis Therapeutics, Inc., a biopharmaceutical company, from 2011 to 2013. Prior to joining Proteostasis, he served for 15 years at Genzyme Corporation, most recently as President of the Transplant, Oncology, and Multiple Sclerosis divisions. Mr. Enyedy holds a J.D. from Harvard Law School and practiced law prior to joining Genzyme. Mr. Enyedy is also a director of Akebia Therapeutics and The American Cancer Society of Eastern New England. Within the past five years, he also served as a director of Fate Therapeutics, Inc. and Keryx Biopharmaceuticals, Inc.

About LogicBio Therapeutics

LogicBio Therapeutics is a genome editing company focused on developing medicines to durably treat rare diseases in pediatric patients with significant unmet medical needs using GeneRide™, its proprietary technology platform. GeneRide enables the site-specific integration of a therapeutic transgene in a nuclease-free and promoterless approach by relying on the native process of homologous recombination to drive potential lifelong expression. Headquartered in Cambridge, Mass., LogicBio is committed to developing medicines that will transform the lives of pediatric patients and their families.

For more information, please visit www.logicbio.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and potential future clinical trials. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, without limitation, the Company’s Annual Report on Form 10-K filed on April 1, 2019 with the SEC, and the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contacts:

Brian Luque

Associate Director, Investor Relations

bluque@logicbio.com

951-206-1200

Stephanie Simon

Ten Bridge Communications

stephanie@tenbridgecommunications.com

617-581-9333